Exhibit 99.1

Release Luna Innovations Incorporated 1 Riverside Circle, Suite 400 Roanoke, VA 24016

Media Contact:	Investor Contact:
Karin Clark	Dale Messick
Luna Innovations Incorporated	Chief Financial Officer
Email: kclark@lunainnovations.com	Email: messickd@lunainnovations.com
Phone: 1.540.769.8400	Phone: 1.540.769.8400

Luna Innovations Notifies Nasdaq of

Non-Compliance with Continued Listing Standards

Stockholders’ Deficit Triggers Noncompliance with Quantitative Standards;

Audit Committee Composition Requirement Subject to Cure Period

(ROANOKE, VA, May 19, 2009) – On May 15, 2009, Luna Innovations Incorporated (NASDAQ: LUNA) notified Nasdaq that it was not in compliance with the standards for continued listing on the Nasdaq Global Market in connection with the filing of its Quarterly Report on Form 10-Q for the period ended March 31, 2009. Luna Innovations confirmed to Nasdaq that it no longer satisfied the requirements of Nasdaq Marketplace Rule 5450(b)(1)(A), which specifies that an issuer must maintain stockholders’ equity of at least $10 million. Luna Innovations does not meet the alternative “Market Value” or “Total Assets/Total Revenue” standards for continued listing at this time. The Nasdaq Listing Qualifications Staff confirmed this compliance deficiency in a letter dated May 19, 2009.

The Nasdaq Listing Qualifications Staff has permitted Luna Innovations until June 3, 2009 to provide Nasdaq with a specific plan to regain and maintain compliance with the continued quantitative listing standards and requirements of the Nasdaq Global Market. During this time, Luna Innovations common stock will continue to trade on the Nasdaq Global Market, subject to the company’s continued compliance with other Nasdaq listing requirements. If the plan of compliance is approved following review, Luna Innovations may be granted an additional extension to regain compliance for an undetermined period that may extend no longer than September 1, 2009, which is 105 days following the date of the original deficiency notice. If Luna Innovations is unable to regain compliance within the permitted time period or a staff extension is not granted, it may then receive a delisting determination notice. In the event that Nasdaq determines to delist the company’s common stock from the Nasdaq

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Global Market, Luna Innovations intends to appeal the proposed delisting to the extent it is permitted to do so under the Nasdaq Marketplace Rules.

In addition, on May 12, 2009, Luna Innovations notified the Nasdaq Stock Market that it no longer complied with Nasdaq Marketplace Rule 5605(c)(2)(A), which requires the audit committee of a listed company to be composed of at least three independent directors. On May 12, 2009, John C. Backus, Jr.’s term as a director and member of the company’s audit committee concluded, and, as a result, only two independent directors remained as members of Luna’s audit committee.

Luna Innovations intends to fill the vacancy on its audit committee and to regain compliance with Nasdaq’s audit committee requirements as expeditiously as possible. In the meantime, Luna Innovations will rely on the cure period set forth in Nasdaq Marketplace Rule 5605(c)(4)(B), as confirmed by a letter from the Nasdaq Listing Qualifications Staff dated May 14, 2009. This cure period will run through the earlier of the company’s 2010 annual meeting of stockholders or May 12, 2010. During this time, Luna Innovations common stock will continue to trade on the Nasdaq Global Market, subject to the company’s continued compliance with other Nasdaq listing requirements.

About Luna Innovations:

Luna Innovations Incorporated (www.lunainnovations.com) is focused on sensing and instrumentation, and pharmaceutical nanomedicines. Luna develops and manufactures new-generation products for the healthcare, telecommunications, energy and defense markets. Luna’s products are used to measure, monitor, protect and improve critical processes in the markets we serve. Through its disciplined commercialization business model, Luna has become a recognized leader in transitioning science to solutions. Luna is headquartered in Roanoke, Virginia.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release includes information that constitutes “forward-looking statements” made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding, but not limited to, Luna’s plans to regain and maintain compliance with Nasdaq’s listing standards. The company attempts, whenever possible, to identify forward-looking statements by words such as “intends,” “will,” “plans,” “anticipates,” “expects,” “may,” “estimates,” “believes,” “should,” “projects,” or “continue,” or the negative of those words and other comparable words. Actual events or results may differ materially from the expectations expressed in such forward-looking statements as a result of various factors, including risks and uncertainties, many of which are beyond the company’s control. Factors that could cause actual results to differ materially from the expectations expressed in such forward-looking statements include, but are not limited to, the outcome of Luna’s litigation with Hansen Medical, Inc. and Luna’s ability to regain and maintain compliance with the Nasdaq listing requirements and standards.

Additional factors that may affect the future results of the company are set forth in the company’s quarterly and annual reports on Form 10-Q and Form 10-K, respectively, and other filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at http://www.sec.gov, and at the company’s website at http://www.lunainnovations.com.

These risk factors are updated from time to time through the filing of periodic reports with the SEC. The statements made in this press release are based on information available to the company as of the date

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of this release and Luna Innovations undertakes no obligation to update any of the forward-looking statements herein after the date of this press release. Stockholders of or potential investors in Luna Innovations are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made.